UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 20, 2011

SCIENTIFIC GAMES CORPORATION

(Exact name of registrant as specified in its charter)

0-13063

(Commission File Number)

Delaware	81-0422894
(State or other jurisdiction	(IRS Employer
of incorporation)	Identification No.)

750 Lexington Avenue, 25th Floor, New York, New York 10022

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (212) 754-2233

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02.              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 22, 2011, Scientific Games Corporation (the “Company”) entered into an employment agreement with Jeffrey Johnson, with an effective date of August 1, 2011.  Under the terms of the employment agreement, Mr. Johnson will become Vice President — Finance upon commencement of his employment on or about September 1, 2011 and Chief Accounting Officer of the Company on September 15, 2011.  Mr. Johnson will succeed Stephen L. Gibbs, Vice President, Chief Accounting Officer and Corporate Controller of the Company, who informed the Company on July 20, 2011 of his intention to resign effective August 19, 2011 to pursue other professional opportunities.  On an interim basis from August 19, 2011 to September 15, 2011, Jeffrey S. Lipkin, Senior Vice President and Chief Financial Officer of the Company, will assume Mr. Gibbs’ responsibilities.

Since 2006, Mr. Johnson, 46, has held the position of Executive Vice President and Chief Financial Officer for Tensar Corporation, a private equity-backed global engineering services and construction products manufacturing company.  From 1999 to 2006, Mr. Johnson was Vice President, Corporate Controller and Chief Accounting Officer for Tempur-Pedic International Inc., a publicly traded consumer products company.  Prior to 1999, Mr. Johnson was a Manager of Audit and Business Advisory Services at Andersen LLP.  Mr. Johnson has a Bachelor of Science degree in accounting from the University of Kentucky and a Master of Business Administration from the University of Chicago.

The term of Mr. Johnson’s employment agreement will expire on July 31, 2013, subject to extension for an additional year at the end of the term and each anniversary thereof, unless notice of non-renewal is given at least 60 days prior to the scheduled expiration date.  Under the agreement, Mr. Johnson will receive an annual base salary of $325,000 (pro rated for any partial year).  Mr. Johnson will also have the opportunity to earn up to 50% of his base salary as incentive compensation upon achievement of target level performance goals for a given year.

Mr. Johnson will receive a cash sign-on award of $100,000 and sign-on equity awards consisting of (i) 30,000 stock options (with a ten-year term and an exercise price equal to the average of the high and low trading prices of the Company’s common stock on the trading day immediately preceding the date his employment commences) and (ii) 15,000 restricted stock units, which awards have a four-year vesting schedule (one-fourth vesting on each of the first four anniversaries of the grant date).  In addition, beginning in 2012, Mr. Johnson will be entitled to receive annual equity awards in the discretion of the Compensation Committee in accordance with the Company’s plans and programs for similarly situated executives.

If Mr. Johnson’s employment is terminated by the Company “without cause” or by Mr. Johnson for “good reason” (as such terms are defined in the employment agreement), then Mr. Johnson would be entitled to receive, among other things, continued payment of his base salary for 12 months and payment of COBRA premiums for 12 months if Mr. Johnson elects to continue medical coverage under the Company’s group health plan in accordance with COBRA.

In the event Mr. Johnson is terminated by reason of “total disability” (as such term is defined in the agreement), he would be entitled to receive, among other things, continued payment of his base salary for 12 months (with such amounts reduced by any disability payments provided to Mr. Johnson under the Company’s disability plans).

Mr. Johnson’s employment agreement also contains, among other things, covenants imposing on him certain obligations with respect to confidentiality and proprietary information, and restricting his ability to engage in certain activities in competition with the Company during his employment and for a period of 18 months after termination.

The foregoing description of the material terms of the employment agreement with Mr. Johnson is qualified in its entirety by the full text of the agreement, a copy of which is attached hereto as Exhibit 10.1.

Section 9 - Financial Statements and Exhibits

Item 9.01.              Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description

10.1	Employment Agreement made as of August 1, 2011 by and between the Company and Jeffrey Johnson.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SCIENTIFIC GAMES CORPORATION

By:	/s/ Jeffrey S. Lipkin
Name:	Jeffrey S. Lipkin
Title:	Senior Vice President and Chief Financial Officer

Date: July 26, 2011

Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement made as of August 1, 2011 by and between the Company and Jeffrey Johnson